Exhibit 23.2

Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated February 16, 2012, except for note 7 which date is April 11, 2012 relative to the financial statements of Accelera Innovations, Inc. as of December 31, 2011 and 2010 and for the years then ended and the period April 29, 2008 (date of inception) through December 31, 2011.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Peter Messineo, CPA
Peter Messineo, CPA
Palm Harbor Florida

May 22, 2012